DRYDEN TOTAL RETURN BOND FUND, INC.
GATEWAY CENTER THREE
NEWARK, NEW JERSEY 07102


August 29, 2006


VIA EDGAR LINK


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549


Re:	Dryden Total Return Bond Fund, Inc. (the "Fund")
File No. 811-7215

Ladies and Gentlemen:

Please find enclosed the Semi-Annual Report on Form N-SAR for the Fund for the fiscal period ended June 30, 2006. The enclosed is being filed electronically via the EDGAR system.


Very truly yours,


/s/ Jonathan D. Shain
    Jonathan D. Shain
    Assistant Secretary








This report is signed on behalf of the Registrant in the City of Newark and State of New Jersey on the 29th day of August 2006.


Dryden Total Return Bond Fund, Inc.
File No. 811-7215



Witness: /s/ Jeanne M. Mauritzen			By: /s/ Jonathan D. Shain
      Jeanne M. Mauritzen			           Jonathan D. Shain
      Paralegal					           Assistant Secretary